UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 9, 2021

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Public Offering

On March 11, 2021, Savara Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Piper Sandler & Co., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale and issuance of (i) an aggregate of 45,785,828 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) pre-funded warrants to purchase an aggregate of 32,175,172 shares of Common Stock at an exercise price of $0.001 per share (the “Pre-Funded Warrants”). The offering price to the public of the Shares is $1.45 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $1.363 per share. The offering price to the public of the Pre-Funded Warrants is $1.449 per Pre-Funded Warrant, which represents the per share offering price for the Shares less the $0.001 per share exercise price for each such Pre-Funded Warrant, and the Underwriters have agreed to purchase the Pre-Funded Warrants from the Company pursuant to the Underwriting Agreement at a price of $1.362 per Pre-Funded Warrant. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 11,694,150 shares of Common Stock at the same price per share as the Shares.

The Company estimates that the net proceeds from the public offering will be approximately $106.2 million or approximately $122.2 million if the Underwriters’ option to purchase additional shares is exercised in full.

The Shares and the Pre-Funded Warrants will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-225994). A prospectus supplement relating to the public offering will be filed with the SEC.

The public offering is expected to close on March 15, 2021, subject to the satisfaction of customary closing conditions.

The foregoing description of the material terms of the Underwriting Agreement and the Pre-Funded Warrants does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement and the form of Pre-Funded Warrant. Copies of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibit 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and each is incorporated herein by reference.

Warrant Repurchase

On March 9, 2020 and March 10, 2020, prior to the launch of the public offering, the Company entered into separate privately-negotiated warrant repurchase agreements (the “Warrant Repurchase Agreements”) with certain holders of its outstanding milestone warrants, each dated as of December 24, 2019, pursuant to which the

Company will pay $0.15 per share of Common Stock underlying each milestone warrant and the warrants will be terminated. The aggregate number of shares of Common Stock subject to warrants that are being repurchased is 26,061,769 and the aggregate repurchase price is approximately $3.9 million. Following the warrant repurchases, the Company will have outstanding milestone warrants to purchase an aggregate of 5,212,352 shares of Common Stock.

The warrant repurchase is expected to close prior to the closing of the public offering.

The foregoing description of the material terms of the Warrant Repurchase Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

A copy of the press release announcing the pricing of the public offering is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 11, 2021, by and among Savara Inc., Jefferies LLC and Piper Sandler & Co., as representatives of the several underwriters named therein

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Form of Warrant Repurchase Agreement

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

99.1	Press Release of Savara Inc. dated March 11, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2021		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer